UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2011

LAKE VICTORIA MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53291
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

Suite 810 – 675 West Hastings Street, Vancouver, British Columbia V6B 1N2
(Address of principal executive offices and Zip Code)

(604) 681-9635
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03	Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year.

On May 30, 2011, the Board of Directors of the Company amended and restated the Company’s bylaws (the “Amended Bylaws’). The amendment and restatement of the bylaws was for the purpose of, among other things, removing certain outdated and redundant provisions that existed in the Company’s prior bylaws with respect to corporate governance, shareholder and director meeting procedures, and indemnification procedures. The changes to the Company’s prior bylaws include: (i) expanding certain provisions with respect to shareholders’ meetings including change of quorum requirements; (ii) amending certain provisions respecting appointment of directors, corporate governance and committees, and directors’ meetings; (iii) expanding certain provisions with respect to officers and their duties; (iv) changing certain provisions with respect to share certificates; (v) eliminate inconsistencies between the bylaws the provisions of the Nevada Revised Statutes; and (vi) amended certain indemnification provisions.

The following is a description of the substantive differences between the Amended Bylaws and the Company’s prior bylaws:

1.

Section I.01 “Annual General Meetings” of its prior bylaws provided that the annual meetings of shareholders would occur on the first week in June. Article I, Section 1 of the Amended Bylaws provides that the meeting shall be held on the day and at the time as may be set by the Board of Directors of the Corporation.

2.

Section I.05 “Quorum and Adjourned Meetings” of its prior bylaws provided a majority of the outstanding shares of the Company entitled to vote shall constitute a quorum at a meeting of shareholders. Article I, Section 4 of the Amended Bylaws provides that shareholders holding at least 5% of the stock issued and outstanding and entitled to vote constitute a quorum at all meetings of the Stockholders.

3.

Section I.06 “Proxies” of its prior bylaws provided that no proxy shall be valid after 11 months form the date of its execution, unless otherwise provided in the proxy. The Amended Bylaws has removed this.

4.

Article I, Section 7 of the Amended Bylaws is added and provides that any action which may be taken by the vote of the Stockholders at a meeting may be taken without a meeting if authorized by the written consent of the Stockholders.

5.

Section II.02 “Number, Tenure and Qualifications” of its prior bylaws provided the number of Directors of the Corporation shall be not less than one nor more than thirteen. Article II, Section 2 of the Amended Bylaws provides that the number of directors may from time to time be increased or decreased to not less than one nor more than nine.

6.

Section II.12 “Removal” of its prior bylaws provided that a vote of shareholders holding a majority of the shares entitled to vote at an election of Directors may remove a Director from office. Article II, Section 3 of the Amended Bylaws provides that two-thirds of the outstanding shares of stock entitle to vote are required to peremptorily terminate the term of office of any member of the Board of Directors in accordance with the requirements of the Nevada Revised Statutes.

7.

Section II.06.B “Special Meetings” of its prior bylaws provided that special meetings of the Directors shall be called by the president or any director and that notice of the meeting must be given by mail, radio, telegram or by personal communication by telephone at least 1 day in advance. Article II, Section 6 of the Amended Bylaws provides that the meeting can also be called by the Chairman or Vice President and that the notice must be written and must be mailed at least 5 days prior to the meeting or at least 24hours prior if hand delivered, faxed or emailed.

8.

Article III “Notices” of the Amended Bylaws has been added and provides that notice of meetings of the Stockholders shall be in writing and signed by the President or a Vice President or the Secretary or an Assistant Secretary or other designated person to each Stockholder of record entitled to vote not less than 10 nor more than 60 days before such a meeting.

9.

Section IV.01 “Officers Designation” of its prior bylaws provided the officers of the Corporation shall be a president, one or more vice presidents, a secretary and a treasurer. Article IV, Section 1 of the Amended Bylaws provides that the officers must also include a Chief Executive Officer and a Chief Financial officer, and no longer requires a Vice President.

10.

Section IX “Indemnification of Directors and Officers” of its prior bylaws included the indemnification of Trustees and Employees and agents of the Corporation in addition to Directors and Officers. Article VII of the Amended Bylaws only indemnifies directors and officers.

The above description of the Amended Bylaws does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended Bylaws of the Company, which are attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits

Exhibit	Description of Exhibit
Number
3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE VICTORIA MINING COMPANY, INC.

By:	/s/ Ming Zhu
Ming Zhu
Chief Financial Officer
Dated: June 6, 2011